NEWS	Exhibit 99.2

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127

Bloomin’ Brands CEO David Deno Retiring

Board of Directors Leading Search for Successor

TAMPA, Fla (May 7, 2024) – Bloomin’ Brands, Inc. (NASDAQ: BLMN) announced that David Deno, Chief Executive Officer, will be retiring after 12 years with the company, including the last five years as CEO and a member of the Board of Directors. Deno will continue in his current role until a successor is named and a successful transition period is completed. The company’s Board of Directors will conduct a search for Deno’s successor.

“David has strengthened the financial foundation at Bloomin’ Brands through better profitability and a stronger balance sheet, which is especially impressive given nearly half of his CEO tenure was during COVID,” said Michael Mohan, Chairman of the Bloomin’ Brands Board of Directors. “He is also credited with optimizing our international presence, especially in Brazil.”

“Conversations regarding the timing of this transition began in 2023 as a normal course of succession planning,” added Mohan. “The Board is searching for a leader who will build upon David’s commitment and dedication to all 87,000 employees of these great brands.”

Deno joined Bloomin’ Brands in 2012 as Executive Vice President and Chief Financial Officer (CFO) and has served on the company’s Board of Directors since 2019 when he was named CEO. He joined the company from Best Buy where he served as President of Asia and Chief Financial Officer for the International Division. Deno also spent 15 years with Pizza Hut and YUM Brands serving as CFO for Pizza Hut, YUM Restaurants International and YUM Brands; he also served as Chief Operating Officer of YUM Brands. This, coupled with roles at Burger King, have resulted in a 40-year tenure primarily in the hospitality industry. Last year, Deno was honored with the International Foodservice Manufacturers Association (IFMA) Silver Plate Award in recognition for his outstanding contribution to the foodservice industry.

“It has been an honor to lead this great company of restaurants,” said Deno. “I was very fortunate to be offered an opportunity to work in this dynamic and rewarding industry. I have enjoyed the challenge and thank all of those along the way who helped guide my career. I love this company and plan to stay until we find our next CEO.”

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company owns and operates more than 1,450 restaurants in 46 states, Guam and 13 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.

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